Exhibit 99.1

[LOGO]	CHIQUITA BRANDS INTERNATIONAL

News Release
Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA BRANDS INTERNATIONAL TO OFFER SENIOR NOTES AND CONVERTIBLE PERPETUAL PREFERRED STOCK

CINCINNATI – March 18, 2005 — Chiquita Brands International, Inc. (NYSE: CQB) announced today that it expects to offer in the future $150 million aggregate principal amount of Senior Notes and $75 million aggregate liquidation amount of convertible perpetual preferred stock. The preferred stock will be convertible into the company’s common stock. The company intends to use the net proceeds from these offerings, together with available cash and borrowings under a new senior credit facility, to fund its previously announced acquisition of the Fresh Express unit of Performance Food Group, which is expected to close around the end of April. Based upon market and other conditions, the company may reallocate the amount of securities to be issued in each of the offerings or seek to finance the acquisition in alternative ways.

The notes and the preferred stock will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States pursuant to Regulation S under the Securities Act. Neither the notes, the preferred stock nor the underlying common stock issuable upon conversion of the preferred stock have been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

Chiquita Brands International, Inc. is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold under Chiquita® premium brands and related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products. Additional information is available at www.chiquita.com.

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